UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

COMPUTER PROGRAMS AND SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-49796	74-3032373
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Wall Street, Mobile, Alabama 36695

(Address of principal executive offices, including zip code)

(251) 639-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    As disclosed in a Form 8-K filed by Computer Programs and Systems, Inc. (the “Company”) with the Securities and Exchange Commission on June 16, 2010, the Board of Directors (the “Board”) of the Company placed Darrell G. West, the Company’s Vice President–Finance and Chief Financial Officer, on administrative leave, effective June 15, 2010, in conjunction with the commencement of an internal investigation into Mr. West’s suspected misappropriation of assets of the Company. While the investigation is not yet complete, the Company has confirmed that Mr. West misappropriated corporate funds. Accordingly, the Company, with the approval of the Board of Directors, terminated the employment of Mr. West, effective as of June 30, 2010.

(c)    At a meeting of the Board held on June 30, 2010, David A. Dye, the Chairman of the Board, was appointed by the Board to serve as interim Vice President–Finance and Chief Financial Officer of the Company, effective June 30, 2010. It is expected that Mr. Dye will serve in these positions on an interim basis until the Company completes its search for a permanent replacement. The Company is beginning its search for a permanent replacement.

Mr. Dye has been a director of the Company since March 2002, and he was appointed Chairman of the Board in May 2006. Mr. Dye served as the Company’s President and Chief Executive Officer from July 1999 until May 2006. Mr. Dye began his career with the Company in May 1990 as a Financial Software Support Representative. From that time until June 1999, he worked for the Company in various capacities, including as Manager of Financial Software Support, Director of Information Technology and then as the Company’s Vice President supervising the areas of sales, marketing and information technology. Beginning in July 2006, Mr. Dye became a partner with Bulow Biotech Prosthetics, a company located in Clarksville, Tennessee that operates prosthetic clinics in the Southeastern United States.

There is no written employment agreement between Mr. Dye and the Company. The Compensation Committee has recommended to the Board for approval, and the Board has approved, the payment of an annual base salary to Mr. Dye of $175,000 during the period that he serves as interim Vice President–Finance and Chief Financial Officer. As an interim officer, Mr. Dye is also eligible to receive discretionary bonuses and to participate in the Company’s 2002 Stock Option Plan and 2005 Restricted Stock Plan, as well as the Company’s regular benefit plans and programs. Mr. Dye does not have a fixed term of office and serves at the pleasure of the Board. There are no arrangements or understandings between Mr. Dye and any other person pursuant to which he was appointed interim Vice President–Finance and Chief Financial Officer.

Item 8.01.	Other Events.

As disclosed by the Company in a Form 8-K filing with the Securities and Exchange Commission on June 16, 2010, the Board recently commenced an internal investigation related to the suspected misappropriation of assets of the Company by Darrell G. West, who served as the Company’s Vice President–Finance and Chief Financial Officer from November 1, 2007 until the termination of his employment on June 30, 2010, and who previously served as the Company’s Controller beginning in January 2002. The Board appointed the Audit Committee of the Board to oversee the investigation, and an independent accounting firm has been engaged to assist the Audit Committee in conducting the investigation and to review the internal controls of the Company related to the misappropriation. While the investigation is not yet complete, the Company has confirmed that Mr. West misappropriated corporate funds.

The Company continues to believe at this time that there will be no material impact on previously reported earnings or on the financial position or results of operations of the Company as a result of these matters. The Company does not intend to further update the disclosures provided hereby until the investigation overseen by the Audit Committee has been substantially completed or unless there are other material developments to be reported prior to the completion of the investigation.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements (i.e., statements that are not historical facts) describing the Company’s future expectations, specifically the Company’s expectations as to the effect of the former Chief Financial Officer’s misappropriation of assets on the Company’s previously reporting earnings, financial position and results of operations. These forward-looking statements are not guarantees and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER PROGRAMS AND SYSTEMS, INC.

Date: June 30, 2010	By:	/s/ J. Boyd Douglas
J. Boyd Douglas
President and Chief Executive Officer